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                                                                    EXHIBIT 99.1

                             [DAYTON SUPERIOR LOGO]

                                              FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

ALAN F. MCILROY                           DAYTON SUPERIOR CORPORATION
VICE PRESIDENT & CFO                      7777 WASHINGTON VILLAGE DR., SUITE 130
PHONE: 937 428-7172                       DAYTON, OH  45459
FAX:   937 428-9115

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                          DAYTON SUPERIOR ANNOUNCES NEW
                             CHIEF EXECUTIVE OFFICER

         DAYTON, OHIO, JUNE 21, 2002 - Dayton Superior today announced that effective July 15, 2002, Stephen R. Morrey will become the Chief Executive Officer of Dayton Superior Corporation. Mr. Morrey also will become a director of Dayton Superior at the time he joins the company. He most recently served as President, Alcoa Automotive Castings and also spent eighteen years with TRW in a variety of leadership and operational positions. At TRW, he most recently was the Vice President of Operations, Occupant Safety Systems, with responsibility for 32 plants and facilities in 16 countries employing over 22,000 people with annual sales of $2.5 billion. He earned both his Bachelors of Science in Manufacturing Engineering Technology and his Masters in Business Administration from Brigham Young University.

         J. A. "Chic" Ciccarelli, Chairman, said, "The Company is very fortunate to have Stephen Morrey join us. He has an outstanding background in operations and his energy, personality and leadership skills will make him an extremely valuable member of the Dayton Superior team. I am absolutely confident he will lead the Company in a dynamic and highly effective manner."

         Mr. Ciccarelli will continue to provide leadership and guidance to the company. Under his guidance over the last thirteen years, revenue has grown from approximately $80 million in 1989 to $394 million in 2001.

         Dayton Superior Corporation, with annual revenues of $394 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

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